Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

President and Chief Executive Officer Paul Cofoni
Resumes Active Daily Leadership and Management of CACI
Mr. Cofoni and Senior Executive Team Confirm Confidence in CACI Growth

Arlington, Va., August 4, 2008 - CACI International Inc (NYSE: CAI) announced today that its President and Chief Executive Officer, Paul Cofoni, has resumed full-time daily leadership and management of the company after having successful heart bypass surgery in June. During Mr. Cofoni's recovery, CACI President of U.S. Operations Bill Fairl had assumed the duties of Acting President and Chief Executive Officer.

"It's fantastic to be back at CACI," Mr. Cofoni said. "I am delighted to rejoin Bill Fairl and everyone on our senior management team. I take great pride in how they performed during my recuperation, and how all our CACI people remained focused on our clients and their critical missions. My team and I have the greatest confidence in CACI's continued growth and success."

Mr. Cofoni continued: "This is an exciting time for CACI. We are successfully implementing business and hiring initiatives that are growing our company and increasing the capabilities we can offer our clients. We're meeting our goal of providing innovative and valuable solutions for our government's most complex challenges in national security and global terrorism. And we are continually recognized for our outstanding technical and ethical reputation. I couldn't be happier than being at the helm of this exceptional organization and its 12,000 talented and dedicated employees. They are achieving our vision of being the very best in everything we do."

CACI Chairman of the Board Dr. J.P. (Jack) London commented, "We are very pleased to have Paul back on board, and I am personally grateful his recovery is going so well. Paul Cofoni is a rare leader who has a vision of success, acts on it decisively and effectively, and inspires the best in all of us."

CACI International Inc provides the professional services and IT solutions needed to prevail in today's defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients' operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 12,000 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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Corporate Communications and Media: Jody Brown, Executive Vice President, Public Relations (703) 841-3710, jbrown@caci.com	Investor Relations David Dragics, Senior Vice President, Investor Relations (866) 606-3471, ddragics@caci.com